Exhibit 99.1

NEWS RELEASE
For Immediate Release	Investors:	Media:
August 15, 2018	Michael D. Neese	Trisha Meade
	VP, Investor Relations	Communications & Engagement Manager
	(804) 287-8126	(804) 285-5390
	michael.neese@pfgc.com	communications@pfgc.com

Performance Food Group Company Reports Fourth-Quarter and Full-Year Fiscal 2018 Results

Full-Year Double-Digit Earnings Growth Driven by Vistar’s Strong Results,

Increased Independent Sales and Improved Gross Margin

Strong Cash Flow Driven by Improved Operating Profit, Working Capital Management and Lower Taxes

Fourth-Quarter Fiscal 2018 Highlights

•	Total case volume grew 3.3%
•	Net sales increased 3.7% to $4.6 billion
•	Gross profit improved 6.4% to $611.8 million
•	Net income grew 59.4% to $64.4 million
•	Adjusted EBITDA increased 3.0% to $135.4 million[1]
•	Diluted Earnings Per Share (“EPS”) grew 56.4% to $0.61
•	Adjusted diluted EPS increased 10.4% to $0.53[1]

Full-Year Fiscal 2018 Highlights

•	Total case volume grew 3.0%
•	Net sales increased 5.1% to $17.6 billion
•	Gross profit improved 7.9% to $2.3 billion
•	Net income grew 106.3% to $198.7 million
•	Adjusted EBITDA increased 9.2% to $426.7 million[1]
•	Diluted EPS grew 104.3% to $1.90
•	Adjusted diluted EPS increased 24.2% to $1.54[1]

RICHMOND, Va. – Performance Food Group Company (“PFG”) (NYSE: PFGC) today announced its fourth-quarter and full-year fiscal 2018 business results.  “Our business generated double-digit earnings growth and strong cash flow resulting in full-year results in line with our expectations,” said George Holm, PFG’s President and Chief Executive Officer. “Vistar had an exceptional year as the strategic investments we made 18 months ago paid dividends in the fourth quarter and will fuel growth in the coming years.  In Performance Foodservice, we are making strategic investments in people and technology to support our growth objectives.  Looking ahead, we believe we are well-positioned across our businesses for another fiscal year of double-digit adjusted earnings growth.”

1

This earnings release includes several metrics, including EBITDA, Adjusted EBITDA, Free Cash Flow and Adjusted Diluted Earnings per Share that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). Please see Statement Regarding Non-GAAP Financial Measures at the end of this release for the definitions of such non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their respective most comparable financial measures calculated in accordance with GAAP.

Fourth-Quarter Fiscal 2018 Financial Summary

Total case volume increased 3.3% for the fourth quarter of fiscal 2018 compared to the prior year period, with underlying organic growth of 2.9%. Total case volume included a 5.3% increase in independent cases, growth in Performance Brands cases and broad-based growth across Vistar’s sales channels, partially offset by declines in the casual dining segment within PFG Customized.

Net sales for the fourth quarter of fiscal 2018 grew 3.7% to $4.6 billion versus the comparable prior year period. The increase in net sales was primarily attributable to growth in Vistar, most notably in the theater and retail channels, case growth in Performance Foodservice (“PFS”), specifically in the independent restaurant channel, and recent acquisitions.  The increase in net sales was also attributable to an increase in selling price per case as a result of inflation and mix.  Overall food cost inflation was approximately 1.7% in the fourth quarter.

Gross profit for the fourth quarter of fiscal 2018 grew 6.4% compared to the prior year period, to $611.8 million.  The strong gross profit increase was led by case growth and from selling an improved mix of customer channels and products, specifically to the independent restaurant channel.  Gross margin as a percentage of net sales was up 30 basis points over the prior year period to 13.3%.

Operating expenses rose by 5.0% to $518.0 million in the fourth quarter of fiscal 2018 compared to the prior year period.  The increase in operating expenses was primarily due to acquired case volume and the resulting impact on variable operational expenses, higher fuel prices, acquisition integration costs within Vistar, as well as additional investments in sales, warehouse and delivery personnel within PFS.

Operating profit was up 15.2% driven by a strong gross profit increase of 6.4%.  Net income for the fourth quarter of fiscal 2018 grew 59.4% year-over-year to $64.4 million.  The growth was primarily a result of an increase in operating profit and a $12.6 million decrease in income tax expense, partially offset by interest and other expenses. The decrease in income tax expense was primarily a result of the impact of the Tax Cuts and Jobs Act (the “Act”).  The effective tax rate in the fourth quarter of fiscal 2018 was 17.9% compared to 39.9% in the fourth quarter of fiscal 2017.  The decrease in the tax rate was due to a lower statutory tax rate, the impact of the rate differential for temporary differences, and the excess tax benefits associated with stock options exercised in the fourth quarter of fiscal 2018.

EBITDA increased 11.6% in the fourth quarter of fiscal 2018 compared to the prior year period, to $128.3 million. For the quarter, Adjusted EBITDA rose 3.0% to $135.4 million compared to the prior year period.

Diluted EPS grew 56.4% to $0.61 in the fourth quarter of fiscal 2018 over the prior year period. Adjusted diluted EPS increased 10.4% to $0.53 per share in the fourth quarter over the prior year period.

Fiscal 2018 Financial Summary

Total case volume increased 3.0%, with underlying organic growth of 1.7%.  Total case volume included a 6.1% increase in independent cases, growth in Performance Brands cases and broad-based growth in Vistar’s sales channels, partially offset by declines in the casual dining segment within PFG Customized.

Net sales for fiscal 2018 increased 5.1% to $17.6 billion. The increase in net sales was primarily attributable to sales growth in Vistar, particularly in the theater and retail channels, case growth in PFS, specifically in the independent channel, and recent acquisitions.

Gross profit for fiscal 2018 increased 7.9% compared to the prior year, to $2.3 billion. The increase in gross profit for fiscal 2018 was the result of case growth and an improved sales mix of customer channels and products, specifically to the independent restaurant channel.  Gross margin as a percentage of net sales was up 30 basis points over the prior year period to 13.0%.

Operating expenses increased 6.6% for fiscal 2018 compared to the prior year, to $2.0 billion. The increase was primarily due to case volume growth and the resulting impact on variable operational expenses, one-time costs primarily related to the exit of PFG’s private-equity shareholders, higher fuel prices, and acquisition integration costs within Vistar, partially offset by decreases in advisory fees and professional, legal, and consulting expenses.

Operating profit was up 20.1% to $253.5 million driven by strong top-line and gross profit growth specifically within the independent restaurant channel.  Net income increased 106.3% to $198.7 million for fiscal 2018 compared to the prior year period. The significant increase in net income was a result of strong operating profit performance combined with the $66.5 million decrease in income tax expense. The decrease in income tax expense was primarily driven by non-cash gains and other cash benefits as a result of the Act and the excess tax benefit of $15.4 million associated with the performance vesting of certain stock-based compensation awards.  The effective tax rate in fiscal 2018 was -2.6% compared to 39.0% in fiscal 2017.

For fiscal 2018, EBITDA increased 13.4% compared to the prior year, to $384.1 million. Adjusted EBITDA was $426.7 million, or a 9.2% increase for fiscal 2018 compared to the prior year.

Diluted EPS grew 104.3% for fiscal 2018 over the prior year, to $1.90. Adjusted diluted EPS increased 24.2% for fiscal 2018 over the prior year, to $1.54.

Cash Flow and Capital Spending

For fiscal 2018, PFG generated $367.0 million in cash flow from operating activities, an increase of $165.3 million versus the prior year period.  The improvement in cash flow from operating activities was largely driven by higher operating income, lower taxes paid and improvements in working capital.  For fiscal 2018, PFG invested $140.1 million in capital expenditures, in line with capital spending versus prior year.  PFG delivered free cash flow of $226.91 million, an increase of approximately $165.4 million.

Fourth-Quarter and Fiscal 2018 Segment Results

Performance Foodservice

Fourth-quarter net sales for PFS increased 4.8% to $2.7 billion and for fiscal 2018 increased 6.2% to $10.4 billion compared to the prior year periods. Net sales growth was driven by an increase in cases sold, including independent case growth and solid independent customer demand for Performance Brands. For fiscal 2018, independent sales as a percentage of total segment sales was up 100 basis points to 45.2%.

Fourth-quarter EBITDA for PFS decreased 5.8% to $99.1 million compared to the prior year period and grew 3.3% to $330.6 million for fiscal 2018. Gross profit increased 4.0% in the fourth quarter and 6.0% in fiscal 2018, compared to the prior year periods, as a result of an increase in cases sold, as well as an increase in the gross profit per case. The increase in gross profit per case was driven by a favorable shift in the mix of cases sold to independent customers and increased sales of Performance Brands.  The fourth quarter EBITDA was impacted by higher operating expenses driven largely by the strategic investments in sales, warehouse and delivery personnel.

Vistar

For the fourth quarter of fiscal 2018, net sales for Vistar increased 14.4% to $885.1 million and for fiscal 2018 net sales grew 11.2% to $3.3 billion compared to the prior year periods. This increase was driven by strong case sales growth in the segment’s theater, vending and retail channels, and as a result of recent acquisitions.

Fourth quarter EBITDA for Vistar increased 18.6%, to $40.8 million, versus the prior year period, and 13.1% to $133.1 million in fiscal 2018 versus the prior year. Gross profit dollar growth of 18.4% for fiscal 2018 compared to the prior year period, was fueled by an increase in the number of cases sold and by acquisitions. Operating expense dollar growth of 20.1% for fiscal 2018 was primarily the result of higher variable operating costs associated with higher case volume and integration costs related to recent acquisitions.

PFG Customized

Net sales for PFG Customized decreased 7.1% in the fourth quarter of fiscal 2018 to $913.9 million and decreased 4.2% to $3.7 billion for fiscal 2018 compared to the prior year periods. These decreases were primarily a result of the closing of a facility in Georgia in the fourth quarter of fiscal 2017.

PFG Customized EBITDA increased 86.4% to $8.2 million in the fourth quarter of fiscal 2018 and increased 16.6% to $29.5 million for fiscal 2018. These increases are a result of strong operating expense control and the favorable impact of closing the Georgia facility.

Fiscal 2019 Outlook

For fiscal 2019, PFG expects Adjusted EBITDA growth to be in a range of 7% to 10% over its fiscal 2018 Adjusted EBITDA of $426.7 million. The company expects that the 7% to 10% Adjusted EBITDA growth for fiscal 2019 will reflect first half growth in the low-to-mid single-digit range.  Second half Adjusted EBITDA growth is expected to be in the high single- and low double-digit range.  Fiscal 2019 first-half growth is expected to reflect strategic investments in sales, warehouse and delivery associates.

PFG expects fiscal 2019 Adjusted Diluted EPS to grow in a range of 10% to 16% to $1.72 to $1.82 over its fiscal 2018 Adjusted Diluted EPS of $1.54.

This outlook is based on the following annual assumptions:

•	Organic case growth in a range of 3% to 5%;
•	Interest expense in the range of approximately $60 million to $70 million;
•	An effective tax rate on operations of approximately 27%; and
•

Capital expenditures between $170 million and $190 million, with depreciation and amortization between $145 million to $155 million. The fiscal 2019 capital expenditures estimate is higher than fiscal 2018 because of our ongoing investment to drive growth and the timing of certain projects.

PFG’s Adjusted EBITDA and Adjusted Diluted EPS outlook and full-year forecast for its effective tax rate on operations exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring professional and legal fees associated with acquisitions. PFG’s management cannot estimate on a forward-looking basis the impact of these income and expense items on its reported Net income, its reported Diluted EPS, and its reported effective tax rate because these items, which could be significant, are difficult to predict and may be highly variable. As a result, PFG does not provide a reconciliation to the closest corresponding GAAP financial measure for its Adjusted EBITDA and Adjusted Diluted EPS outlook or its effective tax rate on operations forecast. Please see the “Forward-Looking Statements” section of this release for a discussion of certain risks to PFG’s outlook.

Conference Call

As previously announced, a conference call with the investment community and news media will be webcast on August 15, 2018 at 9:00 a.m. Eastern Daylight Time. Access to the webcast is available at www.pfgc.com.

About Performance Food Group Company

Through its family of leading foodservice distributors – Performance Foodservice, Vistar, and PFG Customized – Performance Food Group Company (PFG) markets and distributes approximately 150,000 food and food-related products from 73 distribution centers to over 150,000 customer locations across the United States. PFG’s 15,000+ associates serve a diverse mix of customers, from independent and chain restaurants to schools, business and industry locations, hospitals, vending distributors, office coffee service distributors, big box retailers, and theaters. The company sources its products from more than 5,000 suppliers and serves as an important partner to its suppliers by providing them access to the company’s broad customer base. For more information, visit www.pfgc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources and other non-historical statements, including the statements in the “Fiscal 2019 Outlook” section of this press release. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Such forward-looking statements are subject to various risks and uncertainties.  The following factors, in addition to those discussed under the section entitled Item 1A Risk Factors in the PFG’s Annual Report on Form 10-K for the fiscal year ended July 1, 2017 filed with the Securities and Exchange Commission (the “SEC”) on August 25, 2017 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017 filed with the SEC on November 8, 2017, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, could cause actual future results to differ materially from those expressed in any forward-looking statements:

•	competition in our industry is intense, and we may not be able to compete successfully;
•	we operate in a low margin industry, which could increase the volatility of our results of operations;
•	we may not realize anticipated benefits from our operating cost reduction and productivity improvement efforts;
•	our profitability is directly affected by cost inflation or deflation and other factors;
•	we do not have long-term contracts with certain of our customers;

•	group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;
•	changes in eating habits of consumers;
•	extreme weather conditions;
•	our reliance on third-party suppliers;
•	labor relations and costs risks and availability of qualified labor;
•	volatility of fuel and other transportation costs;
•	inability to adjust cost structure where one or more of our competitors successfully implement lower costs;
•	we may be unable to increase our sales in the highest margin portions of our business;
•	changes in pricing practices of our suppliers;
•	our growth strategy may not achieve the anticipated results;
•	risks relating to any future acquisitions;
•	environmental, health, and safety costs;
•	the risk that we fail to comply with requirements imposed by applicable law or government regulations;
•	our reliance on technology and risks associated with disruption or delay in implementation of new technology;
•	costs and risks associated with a potential cybersecurity incident or other technology disruption;
•	product liability claims relating to the products we distribute and other litigation;
•	adverse judgments or settlements;
•	negative media exposure and other events that damage our reputation;
•	anticipated multiemployer pension related liabilities and contributions to our multiemployer pension plan;
•	decrease in earnings from amortization charges associated with future acquisitions;
•	impact of uncollectibility of accounts receivable;
•	difficult economic conditions affecting consumer confidence;
•	departure of key members of senior management
•	risks relating to federal, state, and local tax rules, including the impact of the Tax Cuts and Jobs Act and related interpretations and determinations by tax authorities;
•	the cost and adequacy of insurance coverage;
•	risks relating to our outstanding indebtedness; and
•	our ability to maintain an effective system of disclosure controls and internal control over financial reporting.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement, including any contained herein, speaks only as of the time of this release and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as required by law.

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In millions, except per share data)	Three months ended June 30, 2018	Three months ended July 1, 2017	Fiscal year ended June 30, 2018	Fiscal year ended July 1, 2017
Net sales	$4,594.7	$4,428.9	$17,619.9	$16,761.8
Cost of goods sold	3,982.9	3,854.0	15,327.1	14,637.0
Gross profit	611.8	574.9	2,292.8	2,124.8
Operating expenses	518.0	493.5	2,039.3	1,913.8
Operating profit	93.8	81.4	253.5	211.0
Other expense, net:
Interest expense, net	15.5	14.4	60.4	54.9
Other, net	(0.2)	(0.1)	(0.5)	(1.6)
Other expense, net	15.3	14.3	59.9	53.3
Income before taxes	78.5	67.1	193.6	157.7
Income tax expense (benefit)	14.1	26.7	(5.1)	61.4
Net income	$64.4	$40.4	$198.7	$96.3
Weighted-average common shares outstanding:
Basic	103.1	100.6	102.0	100.2
Diluted	104.9	103.7	104.6	103.0
Earnings per common share:
Basic	$0.62	$0.40	$1.95	$0.96
Diluted	$0.61	$0.39	$1.90	$0.93

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

($ in millions)	As of June 30, 2018	As of July 1, 2017
ASSETS
Current assets:
Cash	$7.5	$8.1
Accounts receivable	1,065.6	1,028.5
Inventories, net	1,051.9	1,013.3
Prepaid expenses and other current assets	78.5	35.0
Total current assets	2,203.5	2,084.9
Goodwill	740.5	718.6
Other intangible assets, net	193.8	201.1
Property, plant and equipment, net	795.5	740.7
Restricted cash and other assets	67.6	58.8
Total assets	$4,000.9	$3,804.1
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and outstanding checks in excess of deposits	$1,233.8	$1,125.3
Accrued expenses and other current liabilities	227.8	246.3
Long-term debt-current installments	-	5.8
Capital lease obligations-current installments	8.4	5.9
Total current liabilities	1,470.0	1,383.3
Long-term debt	1,123.0	1,241.9
Deferred income tax liability, net	106.3	103.0
Capital lease obligations, excluding current installments	52.8	44.0
Other long-term liabilities	113.5	106.4
Total liabilities	2,865.6	2,878.6
Total shareholders’ equity	1,135.3	925.5
Total liabilities and shareholders’ equity	$4,000.9	$3,804.1

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

($ in millions)	Fiscal year ended June 30, 2018	Fiscal year ended July 1, 2017 (1)
Cash flows from operating activities:
Net income	$198.7	$96.3
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and intangible asset amortization	130.1	126.1
Non-cash activities	48.0	31.3
Changes in operating assets and liabilities, net:
Accounts receivable	(33.9)	(35.7)
Inventories	(21.8)	(63.8)
Prepaid expenses and other assets	(44.3)	10.3
Trade accounts payable and outstanding checks in excess of deposits	99.7	34.6
Accrued expenses and other liabilities	(9.5)	2.6
Net cash provided by operating activities	367.0	201.7
Cash flows from investing activities:
Purchases of property, plant and equipment	(140.1)	(140.2)
Net cash paid for acquisition	(71.1)	(192.9)
Other	1.8	1.1
Net cash used in investing activities	(209.4)	(332.0)
Cash flows from financing activities:
Net (payments) borrowings under ABL Facility	(119.8)	134.9
Payment of Promissory Note	(6.0)	—
Cash paid for shares withheld to cover taxes	(28.2)	(3.5)
Proceeds from exercise of stock options	12.3	4.0
Cash paid for acquisitions	(9.0)	(1.3)
Other	(10.1)	(6.6)
Net cash (used in) provided by financing activities	(160.8)	127.5
Net decrease in cash and restricted cash	(3.2)	(2.8)
Cash and restricted cash, beginning of period	21.0	23.8
Cash and restricted cash, end of period	$17.8	$21.0
(1)

The consolidated statement of cash flows for fiscal year ended July 1, 2017 has been adjusted to reflect the adoption of ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. The consolidated statements of cash flows explain the change during the periods in the total of cash and restricted cash. Therefore, restricted cash activity is included with cash when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows.

The following table provides a reconciliation of cash and restricted cash reported within the condensed consolidated balance sheets that sum to the total of the same such amounts shown in the condensed consolidated statements of cash flows:

(In millions)	Fiscal year ended June 30, 2018	Fiscal year ended July 1, 2017
Cash	$7.5	$8.1
Restricted cash(2)	10.3	12.9
Total cash and restricted cash	$17.8	$21.0

(2)

Restricted cash is included in Restricted cash and other assets on the Condensed Consolidated Balance Sheets herein and represents the amounts required by insurers to collateralize a part of the deductibles for the PFG’s workers’ compensation and liability claims.

Supplemental disclosures of cash flow information:

($ in millions)	Fiscal year ended June 30, 2018	Fiscal year ended July 1, 2017
Cash paid during the year for:
Interest	$57.5	$51.1
Income taxes, net of refunds	33.3	45.7

Statement Regarding Non-GAAP Financial Measures

This earnings release and the accompanying financial statement tables include several financial measures that are not calculated in accordance with GAAP, including EBITDA, Adjusted EBITDA, Free Cash Flow and Adjusted Diluted Earnings per Share.  Such measures are not recognized terms under GAAP, should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP, and are not indicative of net income as determined under GAAP. EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Diluted Earnings per Share, and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate the PFG’s liquidity or financial performance. EBITDA, Adjusted EBITDA, Free Cash Flow and Adjusted Diluted Earnings per Share, as presented, may not be comparable to similarly titled measures of other companies because of varying methods of calculation.

Management measures operating performance based on PFG’s EBITDA, defined as net income before interest expense, interest income, income taxes, and depreciation and amortization.

PFG believes that the presentation of EBITDA enhances an investor’s understanding of PFG’s performance. PFG believes this measure is a useful metric to assess PFG’s operating performance from period to period by excluding certain items that PFG believes are not representative of PFG’s core business. PFG also uses this measure to evaluate the performance of its segments and for business planning purposes.

In addition, management uses Adjusted EBITDA, defined as net income before interest expense, interest income, income and franchise taxes, and depreciation and amortization, further adjusted to exclude certain items we do not consider part of our core operating results.  Such adjustments include certain unusual, non-cash, non-recurring, cost reduction, and other adjustment items permitted in calculating covenant compliance under the PFG’s credit agreement and indenture (other than certain pro forma adjustments permitted under our credit agreement and indenture relating to the Adjusted EBITDA contribution of acquired entities or businesses prior to the acquisition date). Under PFG’s credit agreement and indenture, the PFG’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and making restricted payments is tied to ratios based on Adjusted EBITDA (as defined in the credit agreement and indenture).

Management also uses Free Cash Flow, which is defined as net cash provided by operating activities less capital expenditures (purchases of property, plant and equipment).  PFG also believes that the presentation of Free Cash Flow enhances an investor’s understanding of PFG’s ability to make strategic investments and manage debt levels.

Management also uses Adjusted Diluted Earnings per Share, which is calculated by adjusting the most directly comparable GAAP financial measure by excluding the same items excluded in PFG’s calculation of Adjusted EBITDA, as well as certain one-time income tax items, to the extent that each such item was included in the applicable GAAP financial measure.

PFG believes that the presentation of Adjusted EBITDA, Free Cash Flow and Adjusted Diluted Earnings per Share is useful to investors because these metrics provide insight into underlying business trends and year-over-year results and are frequently used by securities analysts, investors, and other interested parties in their evaluation of the operating performance of companies in PFG’s industry.

The following tables include a reconciliation of non-GAAP financial measures to the applicable most comparable U.S. GAAP financial measures.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Three months ended
($ in millions, except share and per share data)	June 30, 2018	July 1, 2017	Change	%
Net income (GAAP)	$64.4	$40.4	$24.0	59.4
Interest expense, net	15.5	14.4	1.1	7.6
Income tax expense	14.1	26.7	(12.6)	(47.2)
Depreciation	26.6	24.9	1.7	6.8
Amortization of intangible assets	7.7	8.6	(0.9)	(10.5)
EBITDA	128.3	115.0	13.3	11.6
Impact of non-cash items (A)	5.0	6.2	(1.2)	(19.4)
Impact of acquisition, integration & reorganization charges (B)	0.3	7.8	(7.5)	(96.2)
Impact of productivity initiatives (C)	0.3	1.6	(1.3)	(81.3)
Impact of other adjustment items (D)	1.5	0.9	0.6	66.7
Adjusted EBITDA (Non-GAAP)	$135.4	$131.5	$3.9	3.0

Diluted earnings per share (GAAP)	$0.61	$0.39	$0.22	56.4
Impact of non-cash items	0.05	0.06	(0.01)	(16.7)
Impact of acquisition, integration & reorganization charges	—	0.08	(0.08)	(100.0)
Impact of productivity initiatives	—	0.01	(0.01)	(100.0)
Impact of other adjustment items	0.02	0.01	0.01	100.0
Tax impact of above adjustments	(0.04)	(0.07)	0.03	(42.9)
Tax impact of other tax law change items (E)	(0.11)	—	(0.11)	NM
Adjusted Diluted Earnings per Share (Non-GAAP)	$0.53	$0.48	$0.05	10.4
A.

Includes adjustments for non-cash charges arising from stock-based compensation, interest rate swap hedge ineffectiveness, and gain/loss on disposal of assets. Stock-based compensation cost was $3.6 million and $5.2 million for the fourth quarter of fiscal 2018 and fiscal 2017, respectively. In addition, this includes an increase in the LIFO reserve of $0.7 million and $1.1 million for the fourth quarter of fiscal 2018 and fiscal 2017, respectively.

B.

Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, facility closing costs, certain equity transactions, and advisory fees.

C.	Consists primarily of professional fees and related expenses associated with productivity initiatives.
D.

Consists primarily of amounts related to fuel collar derivatives, certain financing transactions, lease amendments, and franchise tax expense and other adjustments permitted under our credit agreement.

E.

Represents the per share impact of the $11.9 million net benefit to income tax expense as a result of the blended statutory rate for fiscal 2018 and the resulting rate differential related to temporary differences.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Fiscal year ended
($ in millions, except share and per share data)	June 30, 2018	July 1, 2017	Change	%
Net income (GAAP)	$198.7	$96.3	$102.4	106.3
Interest expense, net	60.4	54.9	5.5	10.0
Income tax (benefit) expense	(5.1)	61.4	(66.5)	(108.3)
Depreciation	100.3	91.5	8.8	9.6
Amortization of intangible assets	29.8	34.6	(4.8)	(13.9)
EBITDA	384.1	338.7	45.4	13.4
Impact of non-cash items (A)	23.2	18.8	4.4	23.4
Impact of acquisition, integration & reorganization charges (B)	5.0	17.3	(12.3)	(71.1)
Impact of productivity initiatives (C)	10.6	10.6	—	-
Impact of other adjustment items (D)	3.8	5.3	(1.5)	(28.3)
Adjusted EBITDA (Non-GAAP)	$426.7	$390.7	$36.0	9.2

Diluted earnings per share (GAAP)	$1.90	$0.93	$0.97	104.3
Impact of non-cash items	0.22	0.18	0.04	22.2
Impact of acquisition, integration & reorganization charges	0.04	0.17	(0.13)	(76.5)
Impact of productivity initiatives	0.10	0.10	—	-
Impact of other adjustment items	0.04	0.06	(0.02)	(33.3)
Tax impact of above adjustments	(0.14)	(0.20)	0.06	(30.0)
Tax impact of revaluation of net deferred tax liability (E)	(0.37)	—	(0.37)	NM
Tax impact of other tax law change items (F)	(0.11)	—	(0.11)	NM
Tax impact of stock-based compensation - performance vesting (G)	(0.14)	—	(0.14)	NM
Adjusted Diluted Earnings per Share (Non-GAAP)	$1.54	$1.24	$0.30	24.2
A.

Includes adjustments for non-cash charges arising from stock-based compensation, interest rate swap hedge ineffectiveness, and gain/loss on disposal of assets. Stock-based compensation cost was $21.6 million and $17.3 million for fiscal 2018 and fiscal 2017, respectively. In addition, this includes an increase in the LIFO reserve of $0.3 million and $2.6 million for fiscal 2018 and fiscal 2017, respectively.

B.

Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, facility closing costs, certain equity transactions, and advisory fees.

C.	Consists primarily of professional fees and related expenses associated with productivity initiatives.
D.

Consists primarily of amounts related to fuel collar derivatives, certain financing transactions, lease amendments, and franchise tax expense and other adjustments permitted under our credit agreement.

E.	Represents the per share impact of the $38.5 million net benefit to deferred income tax expense as a result of the Act and the revaluation of the Company’s net deferred tax liability.
F.

Represents the per share impact of the $11.9 million net benefit to income tax expense as a result of the blended statutory rate for fiscal 2018 and the resulting rate differential related to temporary differences.

G.

Represents the per share impact of the $15.4 million excess tax benefit recognized as a result of the performance metrics being met for certain stock-based compensation awards upon the exit of the Company’s private-equity shareholders.

(In millions)	Fiscal year ended June 30, 2018	Fiscal year ended July 1, 2017
Net cash provided by operating activities (GAAP)	$367.0	$201.7
Purchases of property, plant and equipment	(140.1)	(140.2)
Free cash flow (Non-GAAP)	$226.9	$61.5

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Fiscal year ended June 30, 2018
($ in millions)	Q1	Q2	Q3	Q4
Net income (GAAP)	$22.6	$78.0	$33.7	$64.4
Interest expense, net	14.6	15.1	15.2	15.5
Income tax expense (benefit)	13.6	(43.9)	11.1	14.1
Depreciation	24.8	24.3	24.6	26.6
Amortization of intangible assets	6.6	8.0	7.5	7.7
EBITDA	82.2	81.5	92.1	128.3
Impact of non-cash items (A)	4.3	11.8	2.1	5.0
Impact of acquisition, integration & reorganization charges (B)	2.4	1.7	0.6	0.3
Impact of productivity initiatives (C)	1.3	8.5	0.5	0.3
Impact of other adjustment items (D)	0.5	1.5	0.3	1.5
Adjusted EBITDA (Non-GAAP)	$90.7	$105.0	$95.6	$135.4

Diluted earnings per share (GAAP)	$0.22	$0.75	$0.32	$0.61
Impact of non-cash items	0.04	0.11	0.02	0.05
Impact of acquisition, integration & reorganization charges	0.02	0.02	0.01	—
Impact of productivity initiatives	0.01	0.08	—	—
Impact of other adjustment items	0.01	0.01	—	0.02
Tax impact of above adjustments	(0.03)	(0.07)	—	(0.04)
Tax impact of revaluation of net deferred tax liability (E)	—	(0.36)	(0.01)	—
Tax impact of other tax law change items (F)	—	—	—	(0.11)
Tax impact of stock-based compensation - performance vesting (G)	—	(0.14)	—	—
Adjusted Diluted Earnings per Share (Non-GAAP)	$0.27	$0.40	$0.34	$0.53
A.

Includes adjustments for non-cash charges arising from stock-based compensation, interest rate swap hedge ineffectiveness, and gain/loss on disposal of assets. Stock-based compensation cost was $3.4 million, $11.1 million, $3.5 million, and $3.6 million for Q1, Q2, Q3, and Q4, respectively. In addition, this includes an increase (decrease) in the LIFO reserve of $0.8 million, $0.4 million, $(1.6) million, and $0.7 million for Q1, Q2, Q3, and Q4, respectively.

B.

Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, facility closing costs, certain equity transactions, and advisory fees.

C.	Consists primarily of professional fees and related expenses associated with productivity initiatives.

D.

Consists primarily of amounts related to fuel collar derivatives, certain financing transactions, lease amendments, and franchise tax expense and other adjustments permitted under our credit agreement.

E.

Represents the per share impact of the $37.4 million and $1.1 million net benefit to deferred income tax expense for Q2 and Q3, respectively, as a result of the Act and the revaluation of the PFG’s net deferred tax liability.

F.

Represents the per share impact of the $11.9 million net benefit to income tax expense for Q4 as a result of the blended statutory rate for fiscal 2018 and the resulting rate differential related to temporary differences.

G.

Represents the per share impact of the $15.4 million excess tax benefit recognized in Q2 as a result of the performance metrics being met for certain stock-based compensation awards upon the exit of the PFG’s private-equity shareholders.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Fiscal year ended July 1, 2017
($ in millions)	Q1	Q2	Q3	Q4
Net income (GAAP)	$12.2	$22.9	$20.8	$40.4
Interest expense, net	12.9	13.6	14.0	14.4
Income tax expense	7.3	15.3	12.1	26.7
Depreciation	20.8	22.5	23.3	24.9
Amortization of intangible assets	8.7	7.9	9.4	8.6
EBITDA	61.9	82.2	79.6	115.0
Impact of non-cash items (A)	4.7	3.8	4.1	6.2
Impact of acquisition, integration & reorganization charges (B)	2.4	3.8	3.3	7.8
Impact of productivity initiatives (C)	4.1	2.7	2.2	1.6
Impact of other adjustment items (D)	2.9	1.1	0.4	0.9
Adjusted EBITDA (Non-GAAP)	$76.0	$93.6	$89.6	$131.5

Diluted earnings per share (GAAP)	$0.12	$0.22	$0.20	$0.39
Impact of non-cash items	0.04	0.04	0.04	0.06
Impact of acquisition, integration & reorganization charges	0.02	0.04	0.03	0.08
Impact of productivity initiatives	0.04	0.03	0.02	0.01
Impact of other adjustment items	0.03	0.01	0.01	0.01
Tax impact of adjustments	(0.05)	(0.05)	(0.03)	(0.07)
Adjusted Diluted Earnings per Share (Non-GAAP)	$0.20	$0.29	$0.27	$0.48
A.

Includes adjustments for non-cash charges arising from stock-based compensation, interest rate swap hedge ineffectiveness, and gain/loss on disposal of assets. Stock-based compensation cost was $4.2 million, $3.9 million, $4.0 million, and $5.2 million for Q1, Q2, Q3, and Q4, respectively. In addition, this includes increases in the LIFO reserve of $0.6 million, $0.6 million, $0.3 million, and $1.1 million for Q1, Q2, Q3, and Q4, respectively.

B.

Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, facility closing costs, certain equity transactions, and advisory fees.

C.	Consists primarily of professional fees and related expenses associated with productivity initiatives.

D.

Consists primarily of amounts related to fuel collar derivatives, certain financing transactions, lease amendments, and franchise tax expense and other adjustments permitted under our credit agreement.

Segment Results

We have three reportable segments as described above—Performance Foodservice, PFG Customized, and Vistar. Management evaluates the performance of these segments based on their respective sales growth and EBITDA. For PFG Customized, EBITDA includes certain allocated corporate expenses that are included in operating expenses. The allocated corporate expenses are determined based on a percentage of total sales. This percentage is reviewed on a periodic basis to ensure that the allocation reflects a reasonable rate of corporate expenses based on their use of corporate services.

Corporate & All Other is comprised of corporate overhead and certain operations that are not considered separate reportable segments based on their size. This includes the operations of our internal logistics unit responsible for managing and allocating inbound logistics revenue and expense, as well as the operations of certain recent acquisitions.

In the first quarter of fiscal 2018, PFG reorganized its information technology department, and expenses associated with business application teams are now included in the segment results.  The EBITDA for Performance Foodservice, Vistar and Corporate & All Other for the three months and fiscal year ended July 1, 2017 has been adjusted to reflect this change.

The following tables set forth net sales and EBITDA by segment for the periods indicated (dollars in millions):

Net Sales

	Three Months Ended
	June 30, 2018	July 1, 2017	Change	%
Performance Foodservice	$2,746.6	$2,619.6	$127.0	4.8
PFG Customized	913.9	983.7	(69.8)	(7.1)
Vistar	885.1	773.7	111.4	14.4
Corporate & All Other	118.7	111.6	7.1	6.4
Intersegment Eliminations	(69.6)	(59.7)	(9.9)	(16.6)
Total net sales	$4,594.7	$4,428.9	$165.8	3.7

EBITDA

	Three Months Ended
	June 30, 2018	July 1, 2017	Change	%
Performance Foodservice	$99.1	$105.2	$(6.1)	(5.8)
PFG Customized	8.2	4.4	3.8	86.4
Vistar	40.8	34.4	6.4	18.6
Corporate & All Other	(19.8)	(29.0)	9.2	31.7
Total EBITDA	$128.3	$115.0	$13.3	11.6

Net Sales

	Fiscal Year Ended
	June 30, 2018	July 1, 2017	Change	%
Performance Foodservice	$10,431.2	$9,822.4	$608.8	6.2
PFG Customized	3,658.5	3,820.8	(162.3)	(4.2)
Vistar	3,341.0	3,003.6	337.4	11.2
Corporate & All Other	449.4	347.8	101.6	29.2
Intersegment Eliminations	(260.2)	(232.8)	(27.4)	(11.8)
Total net sales	$17,619.9	$16,761.8	$858.1	5.1

EBITDA

	Fiscal Year Ended
	June 30, 2018	July 1, 2017	Change	%
Performance Foodservice	$330.6	$320.0	$10.6	3.3
PFG Customized	29.5	25.3	4.2	16.6
Vistar	133.1	117.7	15.4	13.1
Corporate & All Other	(109.1)	(124.3)	15.2	12.2
Total EBITDA	$384.1	$338.7	$45.4	13.4